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                                  EXHIBIT 99.2
                        CCA PRISON REALTY TRUST ACQUIRES
                       NORTHEAST OHIO CORRECTIONAL CENTER

NASHVILLE, Tenn., July 29, 1997 -- CCA Prison Realty Trust, a Maryland real estate investment trust (NYSE: PZN), announced today that it has acquired the Northeast Ohio Correctional Center in Youngstown, Ohio from Corrections Corporation of America.

         CCA Realty will lease the $70 million, medium security correctional facility back to Corrections Corporation of America at an initial lease rate of 11%, yielding $7.7 million in annual rent. Corrections Corporation of America will continue to manage the 2,106 bed facility under a ten-year, "triple net" lease, paying all operating expenses, taxes, insurance and other costs.

         Earlier this month, CCA Realty announced the purchase of nine other facilities formerly owned by Corrections Corporation of America with proceeds from an initial public offering that netted the company approximately $413 million. The latest acquisition in Ohio was also purchased with proceeds from the offering.

         CCA Prison Realty Trust is based in Nashville, Tennessee and intends to qualify as a real estate investment trust under the Internal Revenue Code. The company's business is to acquire and own correctional and detention facilities from both private prison managers and government entities. CCA Realty currently owns ten facilities including five in Texas, two in Arizona, and one in Tennessee, Kansas and Ohio.

         This press release contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those contained in these forward-looking statements due to certain factors. These and other risks and uncertainties are detailed in the company's reports filed with the SEC.

         Contact: CCA Prison Realty Trust, Nashville, Linda Kelley, 615/460-7452




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